                                                                    Exhibit 10.1


                        PRIMARY SUPPLIER AGREEMENT AMONG:

                            STANFORD COINS & BULLION
                                       AND
                            SUPERIOR GALLERIES, INC.


INTRODUCTION:

This agreement is between Stanford Coins & Bullion (hereafter referred to as "Stanford C&B") and Superior Galleries, Inc. (hereafter referred to as "Superior"). The purpose of this agreement is to outline a means by which the parties will jointly work together in areas of purchasing, selling and marketing coins. This agreement is intended to accomplish the ultimate goal of creating a much larger and more profitable presence in the rare coin market for both Stanford Coins & Bullion and Superior Galleries, Inc.

KEY DEAL POINTS:

The agreement is divided into three fundamental components: (1) How Stanford C&B benefits; (2) How Superior Galleries benefits; and (3) Issues that Stanford C&B and Superior will handle jointly.

Following is a detailed discussion of each aspect of this arrangement:

WHAT STANFORD C&B GETS (WHAT SUPERIOR WILL DO):

1. Superior Galleries will make available to Stanford C&B names of customers and prospects from its database of customer and prospect records per the following guidelines:

         o Superior will make available actual bidders from Superior's auctions, including the bid sheets. Superior will make no names available that are more than one year old.

         o Superior will make available actual buyers of coins from Superior's auctions.

         o Superior will make its best efforts to provide names that have current information (address, phone number, etc.). This will be done through consistent database hygiene (address change processing through the post office, phone number appending, etc.), but the accuracy of the data associated with the database names - particularly on older names - cannot be assured.

         Stanford C&B will sell only coins from Superior's inventory to any lead provided by Superior. Stanford C&B will owe nothing for the use of these names and keeps all gross profits associated with any sales to these names. Moreover, Stanford C&B keeps the name of any buyers as their own on an ongoing basis.

2. Superior will make a live, "sight unseen" market in all coins from Superior's inventory that Stanford C&B purchases from Superior. This will give Stanford C&B the opportunity to make a secondary market for Stanford C&B clients, providing them with considerable liquidity. Given the fact that Superior is marking up coins by only 7 - 10% from the buy/sell spread, it is recommended that Stanford C&B mark up coins by approximately 20 - 25% above Superior's pricing. This will allow Stanford C&B clients a greater measure of liquidity.

         In addition, Superior will provide to Stanford C&B our confidential, internal price sheet which includes our current bid price (many of the bid prices are our actual cost and some are even below our cost). Superior will offer to Stanford C&B the right to purchase the coins appearing on this internal price sheet at only 7% over our bid price. This represents a substantial savings to what Superior routinely sells coins in the wholesale market.

3. Superior will make available a resource to be available to Stanford C&B to coordinate all numismatic purchases and other dealings between Stanford C&B and Superior. While this resource will not be solely dedicated to Stanford C&B (at least not until such time that the level of activity warrants), it is understood that Stanford C&B will be their primary responsibility and all work will be prioritized accordingly.

4. Superior will make available to Stanford C&B on a daily basis an inventory list of coins dedicated to Stanford C&B for a 24 hour period. It is understood that this will typically consist of approximately 8 - 12 coins and will be exclusively available to Stanford C&B for this period.

5. Superior will send a package of memo coins to Stanford C&B once per month. It is understood that this package of coins will have a worth of approximately $1 million.

6. Superior will work with Stanford C&B to develop a future joint marketing program aimed at driving additional retail sales. The key elements of the marketing relationship will work as follows:

         o    A marketing plan will be developed jointly and reviewed routinely.

         o Periodically, management of Stanford C&B and Superior will meet (either in person and/or via teleconference) to develop marketing programs.

         o Superior will design and execute customer mailing programs on behalf of Stanford C&B. These efforts will focus on creating highly responsive offers that are targeted to the proper names on Stanford C&B's customer database. Superior will coordinate all such marketing efforts subject to the approval of Stanford C&B.

         o Superior will design and execute prospecting mailing programs on behalf of Stanford C&B. These efforts will focus on creating highly responsive offers, developing the mailing pieces, identifying lists of high net worth target prospects and mailing the pieces to these individuals. Superior will coordinate all such marketing efforts subject to the approval of Stanford C&B.

         o Superior will produce Coin World ads for Stanford C&B featuring Superior's inventory and will provide free catalog subscriptions, newsletters and other benefits to help draw buyers.

         o Superior will be available to assist Stanford C&B with other marketing initiatives as they arise. These may include, but will not be limited to, such programs as space ad copy, radio copy, brochure copy/layout and design, etc.

7. Superior will assist Stanford C&B with their web efforts. These efforts will include, but may not be limited to, the following initiatives:

         o Making Superior's inventory of coins that is available on its web site at any given point in time also available on Stanford C&B's web site.

         o Matching the "look" of Stanford C&B's web site for any web pages from Superior's site that Stanford C& B wishes to have available as a part of their site.

         Stanford C&B will be responsible for the actual costs associated with any web projects that involve integrating Stanford C&B. Estimates of any costs will be first provided to Stanford C&B and no work will be done without Stanford C&B's approval.

8. For Stanford C&B clients who sell lots at Superior's live auctions, Superior will pay Stanford C&B 6% while giving Stanford C&B's client 100% of hammer. Moreover, Superior will pay a commission to the Stanford C&B sales person of 2%.

9. Superior will provide financing to Stanford C&B clients who consign lots to auctions. Superior will also make advances available.

10. Superior will make available marketing material that will enable Stanford C&B to more easily close clients on submitting their coins to our auctions.

11. From time to time, Superior will offer various contests and "spiffs" to the Stanford C&B sales staff. Such actions will be jointly agreed upon by Stanford C&B and Superior. Any costs coming from the spiffs will be the full responsibility of Superior; any expenses coming from the contests will be shared.

WHAT SUPERIOR GALLERIES GETS (WHAT STANFORD C&B WILL DO):
---------------------------------------------------------

1. Stanford C&B commits to turning over the majority of its wholesale coin sourcing to Superior. Both Stanford C&B and Superior acknowledge that Stanford C&B will make sourcing its wholesale coins through Superior a priority and will make every effort to acquire the coins through Superior. Both parties also acknowledge that this may not be possible in some instances, such as: (1) when Superior personnel are not readily available to accommodate Stanford C&B and timeliness in of utmost importance (in such instances, Stanford C&B will give Superior a reasonable amount of time to return calls and/or perform the necessary research on a coin prior to contacting other wholesale suppliers); (2) if Superior cannot find the specific coin requested by Stanford C&B;
         (3) when extremely rare or specific coins are sought by Stanford C&B and the only source of such coins is a supplier known by Stanford C&B. It is intended that the result of this arrangement will be that a minimum of 75% (and a target of 90%), of all of Stanford C&B's wholesale coin sourcing will be done through Superior.

2. For those Stanford C&B transactions that are processed through Superior, the following terms will be in effect:

         o Stanford C&B will pay a flat 7% over Superior's bid for all rare coins and 3.5% for all generic coins. "Superior's bid" is defined as Superior's actual buy price with no negotiation. This will be the price used unless Stanford C&B can demonstrate the exact coin
              - same grade and quality - available at a lesser price, in which case Superior has the option to match the price. If Superior does not match the price, Stanford C&B is free to purchase the coin from any source they desire. Note: From time to time, Superior will have PQ coins in stock. These coins cannot be compared to non-PQ coins (although this is a very small inventory).

         o For purposes of this agreement, "generic coins" are defined as follows:

              a.   Morgan Dollars; Common Dates; MS63 - 65.
              b. $20 St.-Gaudens; Common Dates; MS60 - 65.
              c. $20 Liberty; Common Dates; MS60 - 64.
              d. $5 and $10 Liberty and Indians; Common Dates; MS60 - 64.
              e. Any other coin that Stanford C&B management presents in writing to Superior as generic will be considered and, likely, honored.

         o Stanford C&B is under no obligation to purchase bullion items and world gold coins (Swiss, Sovereigns, etc.) from Superior. If Stanford C&B purchases bullion from Superior it will be sold to Stanford C&B at cost (if Superior has such items in stock, then Superior has the right to sell the item at the same price that Stanford C&B was offered such item).

         o Please note that most wholesale dealers are selling rare coins at 10% - 20% over their bid (or purchase price) if they were to even make a market, thus providing a significant savings to Stanford C&B on such coins.

3.       Terms for Stanford C&B will be net 30.

4. Superior will make a "trade in" market available for Stanford C&B. Superior has the first right of refusal to match or exceed any other offer that Stanford C&B may have, maximizing the profit potential of any trade in opportunities.

5. Stanford C&B will pay any media and printing costs associated with the advertising that is done in support of lead generation for retail sales.

ISSUES THAT STANFORD C&B AND SUPERIOR WILL HANDLE JOINTLY:

1. Superior and Stanford C&B acknowledge that significant effort must be put forth in order to bring their identities more closely together so as to avoid confusion in the market place. The following efforts will be made:

         o Superior will incorporate the phrase "a Stanford Financial Group Portfolio Company" into its logo. This will appear on all company correspondence and marketing literature, aligning it more closely with Stanford C&B.

         o For all marketing literature that is prepared for Stanford C&B, the Superior logo will appear along with the phrase: "Auction Partner".

         o When making calls to any name from the Superior database, Stanford C&B and Superior will agree upon precise phrasing that will refer to Superior as "a partner company." A document detailing such descriptive phrases will be jointly developed and agreed upon by the parties.

2. Superior and Stanford C&B commit to sharing the display of the Auction Archives on the web. The arrangements of this relationship will be detailed in a separate agreement.

TERM:

The term of this arrangement will be on a trial basis beginning June 1st, 2005. We would operate in this manner for a period of six months, with either party entitled to terminate in the event that the venture is not beneficial to them. The terms of the relationship will be reviewed after the trial period.



Agreed & Accepted:

For Stanford Coins & Bullion:                 For Superior Galleries, Inc.:



/s/ Joseph Frisard             5/18/05        /s/ J. Michael Wolfe       5/17/05
--------------------------------------        ----------------------------------
Joseph Frisard, President         Date        J. Michael Wolfe, COO         Date